UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

November 19, 2015

Delphi Automotive PLC

(Exact name of registrant as specified in its charter)

Jersey	001-35346	98-1029562
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Courteney Road

Hoath Way

Gillingham, Kent ME8 0RU

United Kingdom

(Address of Principal Executive Offices) (Zip Code)

(Registrant’s Telephone Number, Including Area Code) 011-44-163-423-4422

(Former Name or Former Address, if Changed Since Last Report) N/A

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.	Termination of a Material Definitive Agreement.

On November 19, 2015, in connection with the previously announced issuance by Delphi Automotive PLC (“Delphi”) of $1.3 billion aggregate principal amount of its senior notes, all commitments under the Senior Bridge Credit Agreement (the “Senior Bridge Credit Agreement”), dated July 30, 2015, among Delphi, Delphi Corporation, Delphi Automotive LLP, Delphi Automotive Holdings US Limited, certain financial institutions from time to time party thereto, as lenders, and Barclays Bank PLC, as administrative agent, were automatically terminated in accordance with the terms of the facility. No amounts were borrowed under the Senior Bridge Credit Agreement.

Prior to its termination, the Senior Bridge Credit Agreement provided for a £550 million bridge term loan facility for a period of 364 days, subject to the terms and conditions set forth therein. Delphi has no material relationships with Barclays Bank PLC, except that affiliates of Barclays Bank PLC are lenders and agents under Delphi’s existing credit facilities and have acted as underwriters in connection with offerings of senior notes by Delphi.

The foregoing summary of the Senior Bridge Credit Agreement does not purport to be complete and is subject to, and qualified in its entirety by the text of the Senior Bridge Credit Agreement which is attached as Exhibit 10.1 to Delphi’s Current Report on Form 8-K filed on July 30, 2015 and is incorporated herein by reference.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 20, 2015	DELPHI AUTOMOTIVE PLC

	By:	/s/ David M. Sherbin
David M. Sherbin
Senior Vice President, General Counsel, Secretary and Chief Compliance Officer